Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Erica Gutierrez
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports First Quarter 2008 Results

First Quarter Net Revenues Decrease 4.2% to $781.8 Million

Diluted Earnings Per Share Decrease 37.5% to $0.10 – Including a $0.05 Benefit from an Unusual Business Event

San Francisco, CA, June 4, 2008 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the first quarter ended May 4, 2008.

FIRST QUARTER 2008 — RESULTS FOR THE 13 WEEKS ENDED MAY 4, 2008

Net revenues for the 13 weeks ended May 4, 2008, decreased 4.2% to $781.8 million versus $816.1 million for the 13 weeks ended April 29, 2007.

Diluted earnings per share for the first quarter of fiscal year 2008 decreased 37.5% to $0.10 per diluted share, including a $0.05 per diluted share net benefit related to an incentive payment from a landlord to compensate the company for terminating a store lease prior to its expiration, versus $0.16 per diluted share in the first quarter of fiscal year 2007. This benefit was originally expected to occur in the second quarter of 2008, and was included in our prior guidance issued in March 2008. Excluding this $0.05 per diluted share net benefit in the first quarter of fiscal year 2008, first quarter diluted earnings per share on a non-GAAP basis were $0.05 (see reconciliation below and Exhibit 1).

Reconciliation of First Quarter GAAP to Non-GAAP Diluted Earnings Per Share

(See Exhibit 1 for Notes 1 and 3)

	13 Weeks Ended May 4, 2008	13 Weeks Ended April 29, 2007	% YOY Increase/ <Decrease>
GAAP Diluted EPS	$0.10	$0.16	<37.5%>
Net Benefit of Early Lease Termination Payment (Note 1)	<$0.05>	-	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 3)	$0.05	$0.16	<68.8%>

Howard Lester, Chairman and Chief Executive Officer, commented, “Although the macro-environment in the first quarter of 2008 continued to be very challenging, we aggressively managed the aspects of the business we could control and delivered better than expected earnings for the quarter.”

Mr. Lester continued, “As we look forward to the balance of the year, we are doing so with a more cautious outlook based on a continuing deterioration in the macroeconomic environment and industry-wide sales declines in the home furnishings category overall. Accordingly, we are reducing our revenue guidance for the balance of the year. We will partially offset the diluted earnings per share impact of this shortfall with ongoing operational improvements, the sale of a corporate aircraft which was publicly disclosed on May 22, 2008, and ongoing cost reduction and containment initiatives.”

Retail net revenues in the first quarter of fiscal year 2008 decreased 4.4% to $433.6 million versus $453.4 million in the first quarter of fiscal year 2007. This decrease was driven by a 9.0% reduction in comparable store sales, partially offset by a 6.9% year-over-year increase in retail leased square footage, including 19 net new stores. West Elm and Williams-Sonoma Home were the only brands in the retail segment generating year-over-year growth in net revenues. First quarter year-over-year comparable store sales by retail concept are shown in the table below.

First Quarter Comparable Store* Sales Growth by Retail Concept

Retail Concept	13 Weeks Ended
	5/4/08	4/29/07
Williams-Sonoma	<4.8%>	<0.6%>
Pottery Barn	<10.5%>	<1.2%>
Pottery Barn Kids	<10.9%>	<3.8%>
Outlets	<13.0%>	9.3%
Total	<9.0%>	<0.8%>

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. West Elm and Williams-Sonoma Home have been excluded for the first quarter of fiscal years 2008 and 2007.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the first quarter of fiscal year 2008 decreased 4.0% to $348.2 million versus $362.7 million in the first quarter of fiscal year 2007. This decrease was driven by declining net revenues in all brands except PBteen and West Elm. Internet revenues in the first quarter of fiscal year 2008 increased 8.7% to $251.5 million versus $231.5 million in the first quarter of fiscal year 2007. Although the amount of Internet revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 40% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 60% are driven by customers who recently received a catalog.

Gross margin expressed as a percentage of net revenues in the first quarter of fiscal year 2008 was 35.3% versus 37.0% of net revenues in the first quarter of fiscal year 2007. Excluding the 20 basis point impact of accelerated depreciation related to the early lease termination (see Note 1 in Exhibit 1), non-GAAP gross margin expressed as a percentage of net revenues in the first quarter was 35.5%. This 150 basis point decrease as a percentage of net revenues was primarily driven by the deleverage of fixed occupancy expenses due to declining sales and an increase in cost of merchandise sold, partially offset by reductions in replacements and damages.

Selling, general and administrative expenses in the first quarter of fiscal year 2008 were $259.3 million or 33.2% of net revenues versus $273.5 million or 33.5% of net revenues in the first quarter of fiscal year 2007. Excluding the 120 basis point benefit related to an incentive payment received from a landlord to compensate the company for terminating a store lease prior to its expiration (see Note 1 in Exhibit 1), non-GAAP selling, general and administrative expenses in the first quarter of fiscal year 2008 were 34.4% of net revenues. This 90 basis point increase as a percentage of net revenues was primarily driven by deleverage of our employment and advertising costs due to declining sales. The early lease termination payment occurred one quarter earlier than anticipated in the guidance we issued in March.

The effective income tax rate in the first quarter of fiscal year 2008 was 38.8% versus 40.3% in the first quarter of fiscal year 2007. This decrease in the effective quarterly income tax rate was primarily driven by certain favorable income tax resolutions during the first quarter of fiscal year 2008.

SECOND QUARTER 2008 FINANCIAL GUIDANCE

•	Net Revenues

❑

Net revenues in the second quarter of 2008 are projected to be in the range of $828.0 million to $846.0 million, versus previous guidance in the range of $850.0 million to $868.0 million. This represents a projected decrease in net revenues in the range of <3.7%> to <1.6%> versus $859.4 million in the second quarter of fiscal year 2007.

❑

Retail net revenues in the second quarter of 2008 are projected to be in the range of $478.0 million to $488.0 million, versus previous guidance in the range of $493.0 million to $503.0 million. This represents a projected change in retail net revenues in the range of <1.8%> to 0.2% versus $487.0 million in the second quarter of fiscal year 2007.

❑

Change in comparable store sales in the second quarter of 2008 is projected to be in the range of <10.0%> to <8.0%>, versus previous guidance in the range of <6.0%> to <3.5%>. This compares to comparable store sales growth in the second quarter of fiscal year 2007 of 1.2%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2008, we expect to exclude West Elm and Williams-Sonoma Home.

❑

Retail leased and selling square footage in the second quarter of 2008 are projected to increase in the range of 10.0% to 11.0%, unchanged from previous guidance. This compares to retail leased and selling square footage growth in the second quarter of fiscal year 2007 of 4.1% and 4.3%, respectively.

❑

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the second quarter of 2008 are projected to be in the range of $350.0 million to $358.0 million, versus previous guidance in the range of $357.0 million to $365.0 million. This represents a projected decrease in direct-to-customer net revenues in the range of <6.0%> to <3.9%> versus $372.4 million in the second quarter of fiscal year 2007.

•	Gross Margin

❑

Gross margin as a percentage of net revenues in the second quarter of fiscal year 2008 is expected to be in the range of 34.0% to 34.4%, versus previous guidance in the range of 35.0% to 35.4%. This represents a projected decrease in the gross margin rate in the range of 280 to 320 basis points versus 37.2% in the second quarter of fiscal year 2007.

•	Selling, General and Administrative Expenses (SG&A)

❑

Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2008, including the gain on our sale of a corporate aircraft, are expected to be in the range of 30.8% to 31.2%, versus previous guidance in the range of 31.5% to 31.9%. This represents a projected decrease in the SG&A expense rate of 110 to 150 basis points versus 32.3% in the second quarter of fiscal year 2007.

❑	Selling, general and administrative expenses on a non-GAAP basis as a percentage of net revenues in the second quarter of fiscal year 2008, excluding the gain on our sale of a corporate aircraft (see

Note 2 in Exhibit 1), are expected to be in the range of 32.7% to 33.1%. This represents a projected increase in the SG&A expense rate of 40 to 80 basis points, versus 32.3% in the second quarter of fiscal year 2007.

•	Interest <Income> Expense - Net

❑

Interest <Income> Expense - Net in the second quarter of fiscal year 2008 is projected to be interest expense in the range of $0.0 million to $0.5 million, versus previous guidance of interest expense in the range of $0.2 million to $0.6 million. This compares to interest income in the second quarter of fiscal year 2007 of $0.5 million.

•	Income Taxes

❑

The income tax rate in the second quarter of fiscal year 2008 is projected to be in the range of 31.0% to 32.0%, versus previous guidance in the range of 38.9% to 39.2%. This compares to an income tax rate in the second quarter of fiscal year 2007 of 40.2%. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are reevaluated.

•	Diluted Earnings Per Share

❑

Diluted earnings per share on a GAAP basis in the second quarter of fiscal year 2008 are expected to be in the range of $0.1 5 to $0.19, unchanged from previous guidance. This represents a projected decrease in diluted earnings per share in the range of <34.8%> to <17.4%> versus $0.23 in the second quarter of fiscal year 2007. Quarterly diluted earnings per share projections on a GAAP and non-GAAP basis are shown in Exhibit 1. While our second quarter guidance is unchanged from previous guidance, the components have changed as follows:

        Reconciliation of Second Quarter GAAP Diluted Earnings Per Share Guidance

        (See Exhibit 1 for Notes 1 and 2)

Previous Second Quarter of Fiscal Year 2008 Guidance	$0.15 to $0.19
Shift in timing of the net benefit of the early lease termination payment from second quarter 2008 to first quarter 2008 (Note 1)	<$0.05>
Gain on sale of corporate aircraft (Note 2)	$0.09
Impact of reduced revenues and gross margin, partially offset by ongoing operational improvements, increased cost containment initiatives, and other favorable changes in financial guidance	<$0.04>
Current Second Quarter of Fiscal Year 2008 Guidance	$0.15 to $0.19

•	Merchandise Inventories

❑

Merchandise inventories at the end of the second quarter of fiscal year 2008 are projected to be in the range of $665.0 million to $695.0 million, unchanged from previous guidance. This represents a projected increase in merchandise inventories in the range of 2.1% to 6.7% versus $651.3 million at the end of the second quarter of fiscal year 2007.

•	Depreciation and Amortization

❑

Depreciation and amortization expense in the second quarter of fiscal year 2008 is projected to be in the range of $37.0 million to $38.0 million, versus previous guidance in the range of $38.0 million to

$39.0 million. Depreciation and amortization was $34.3 million in the second quarter of fiscal year 2007.

•	Amortization of Deferred Lease Incentives

❑

Amortization of deferred lease incentives in the second quarter of fiscal year 2008 is projected to be approximately $8.0 million, unchanged from previous guidance. Amortization of deferred lease incentives was $7.1 million in the second quarter of fiscal year 2007.

FISCAL YEAR 2008 FINANCIAL GUIDANCE (52 WEEKS in 2008 versus 53 WEEKS in 2007)

•	Net Revenues

❑

Net revenues in fiscal year 2008, a 52-week year, are projected to be in the range of $3.738 billion to $3.804 billion, versus previous guidance in the range of $3.793 billion to $3.877 billion. This represents a projected decrease in net revenues in the range of <5.2%> to <3.6%> versus $3.945 billion during the 53 weeks of fiscal year 2007. On a comparable 52-week to 52-week basis, this represents a projected decrease in the range of <3.4%> to <1.7%>.

❑

Retail net revenues in fiscal year 2008, a 52-week year, are projected to be in the range of $2.207 billion to $2.245 billion, versus previous guidance in the range of $2.250 billion to $2.298 billion. This represents a projected decrease in retail net revenues in the range of <3.2%> to <1.6%> versus $2.281 billion during the 53 weeks of fiscal year 2007. On a comparable 52-week to 52-week basis, this represents a projected decrease in the range of <1.8%> to <0.1%>.

❑

Change in comparable store sales in fiscal year 2008 is projected to be in the range of <8.3%> to <6.3%>, versus previous guidance in the range of <5.5%> to <3.0%>. This compares to comparable store sales growth in fiscal year 2007 of 0.3%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2008, we expect to exclude West Elm and Williams-Sonoma Home.

❑

Retail leased and selling square footage in fiscal year 2008 are projected to increase in the range of 7.0% to 7.5%, versus previous guidance in the range of 7.5% to 8.5%. This compares to retail leased and selling square footage growth in fiscal year 2007 of 5.3% and 5.5%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2007 Actual	Q1 2008 Actual			Q2 2008 Guidance			Q3 and Q4 2008 Guidance			FY 2008 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	256	4	<4>	256	8	<5>	259	9	<5>	263	21	<14> *
Pottery Barn	198	2	<2>	198	6	<4>	200	7	<2>	205	15	<8> *
Pottery Barn Kids	94	0	0	94	1	0	95	2	<2>	95	3	<2> *
West Elm	27	2	0	29	3	0	32	5	0	37	10	0
Williams-Sonoma Home	9	0	0	9	0	0	9	0	0	9	0	0
Outlets	16	1	0	17	0	0	17	1	0	18	2	0
Total	600	9	<6>	603	18	<9>	612	24	<9>	627	51	<24>

*

Fiscal year 2008 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Pottery Barn Kids include 13 stores, 5 stores and 2 stores, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in fiscal year 2008, a 52-week year, are projected to be in the range of $1.531 billion to $1.559 billion, versus previous guidance in the range of $1.543 billion to $1.579 billion. This represents a projected decrease in direct-to-customer net revenues in the range of <8.0%> to <6.3%> versus $1.664 billion during the 53 weeks of fiscal year 2007. On a comparable 52-week to 52-week basis, this represents a projected decrease in the range of <5.6%> to <3.9%>.

❑

Catalog circulation in fiscal year 2008, a 52-week year, is projected to decrease in the range of <19.0%> to <14.0%> versus fiscal year 2007, a 53-week year, unchanged from previous guidance. This represents, on a comparable 52-week to 52-week basis, a projected catalog circulation decrease in the range of <15.0%> to <10.0%>, unchanged from previous guidance. Catalog circulation in the 53-week fiscal year 2007 increased 3.7% versus the 52-week fiscal year 2006.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2008 Actual	Q2 2008 Guidance	Q3 2008 Guidance	Q4 2008 Guidance	FY 2008 Guidance
Net Retail Revenue	$434	$478 - $488	$502 - $512	$793 - $811	$2,207 - $2,245
Net Direct-to-Customer Revenue	$348	$350 - $358	$367 - $375	$466 - $478	$1,531 - $1,559
Total Net Revenue	$782	$828 - $846	$869 - $887	$1,259 - $1,289	$3,738 - $3,804
Comparable Store Sales	<9.0%>	<10.0%> - <8.0%>	<8.5%> - <6.0%>	<6.5%> - <4.0%>	<8.3%> - <6.3%>

•	Gross Margin

❑

Gross margin as a percentage of net revenues in fiscal year 2008 is expected to be in the range of 36.8% to 37.0%, versus previous guidance in the range of 37.1% to 37.3%. This represents a projected decrease in the gross margin rate in the range of 190 to 210 basis points versus 38.9% in fiscal year 2007.

•	Selling, General and Administrative (SG&A) Expenses

❑

Selling, general and administrative expenses on a GAAP basis as a percentage of net revenues in fiscal year 2008, including the benefit from the unusual business events shown in Notes 1 and 2 in Exhibit 1, are expected to be in the range of 29.7% to 30.0%, versus previous guidance in the range of 30.2% to 30.5%. This represents a projected decrease in the SG&A expense rate of 100 to 130 basis points, versus 31.0% in fiscal year 2007.

❑

Selling, general and administrative expenses on a non-GAAP basis as a percentage of net revenues in fiscal year 2008, excluding the benefit from the unusual business events shown in Notes 1 and 2 in Exhibit 1 are expected to be in the range of 30.4% to 30.7%. This represents a projected decrease in the SG&A expense rate of 30 to 60 basis points, versus 31.0% in fiscal year 2007.

•	Interest <Income> Expense - Net

❑

Interest <Income> Expense - Net in fiscal year 2008 is projected to be interest income in the range of $0.0 million to $1.5 million, versus previous guidance in the range of interest expense of $1.0 million to interest income of $1.0 million. This compares to net interest income in fiscal year 2007 of $2.9 million.

•	Income Taxes

❑

The income tax rate in fiscal year 2008 is projected to be in the range of 38.1% to 38.5%, versus previous guidance in the range of 38.7% to 39.0%. This compares to an income tax rate in fiscal year 2007 of 38.1%. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are reevaluated.

•	Diluted Earnings Per Share

❑

Diluted earnings per share on a GAAP basis in fiscal year 2008 are expected to be in the range of $1.45 to $1.58, versus previous guidance in the range of $1.42 to $1.56. This represents a projected decrease in diluted earnings per share of <17.6%> to <10.2%> versus $1.76 in fiscal year 2007. Quarterly diluted earnings per share projections on a GAAP and non-GAAP basis are shown in Exhibit 1. A quarterly reconciliation of our previous earnings per share guidance to our current earnings per share guidance is provided below.

Reconciliation of Quarterly GAAP Diluted Earnings Per Share Guidance

(See Exhibit 1 for Notes 1 and 2)

	Q1 2008 Actual	Q2 2008 Guidance	Q3 2008 Guidance	Q4 2008 Guidance	FY 2008 Guidance*
Previous Fiscal Year 2008 Guidance	$0.00 - $0.03	$0.15 - $0.19	$0.20 - $0.26	$1.06 - $1.12	$1.42 - $1.56
Shift in timing of the net benefit of the early lease termination payment from second quarter 2008 to first quarter 2008 (Note 1)	$0.05	<$0.05>	—	—	$0.00
Gain on sale of corporate aircraft (Note 2)	—	$0.09	—	—	$0.09
Changes in revenues and gross margin, partially offset by operational and cost containment initiatives	$0.02 - $0.05	<$0.04>	<$0.03>	<$0.03>	<$0.06> - <$0.07>
Current Fiscal Year 2008 Guidance	$0.10	$0.15 - $0.19	$0.17 - $0.23	$1.03 - $1.09	$1.45 - $1.58

* Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year. Due to the effect that the timing of share repurchases can have on the quarterly and year-to-date weighted average share count calculations, the company expects the year-to-date calculations of GAAP diluted earnings per share in fiscal year 2008 may be less than the sum of the diluted earnings per share by quarter. Also, due to quarterly rounding to the nearest cent per diluted share, the sum of the quarters at the end of any quarter during the year may not equal the year-to-date total.

•	Merchandise Inventories

❑

Merchandise inventories at the end of fiscal year 2008 are projected to be in the range of $685.0 million to $730.0 million, unchanged from previous guidance. This represents a projected change in merchandise inventories in the range of <1.3%> to 5.2% versus $693.7 million at the end of fiscal year 2007.

•	Capital Spending

❑

Capital spending in fiscal year 2008 is projected to be in the range of $215.0 million to $235.0 million, unchanged from previous guidance. This compares to capital spending of $212.0 million in fiscal year 2007.

•	Depreciation and Amortization

❑

Depreciation and amortization expense in fiscal year 2008 is projected to be in the range of $150.0 million to $152.0 million, versus previous guidance in the range of $154.0 million to $156.0 million. Depreciation and amortization was $140.7 million in fiscal year 2007.

•	Amortization of Deferred Lease Incentives

❑

Amortization of deferred lease incentives in fiscal year 2008 is projected to be in the range of $31.0 million to $32.0 million, unchanged from previous guidance. Amortization of deferred lease incentives was $29.4 million in fiscal year 2007.

STOCK REPURCHASE PROGRAM

During the first quarter of fiscal year 2008, no shares of our common stock were repurchased, and $150 million remains available for repurchase of our common stock from the authorization approved by our Board in January 2008.

Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, capital availability and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, June 4, 2008, at 7:00 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP gross margin percentages, non-GAAP selling, general and administrative percentages, and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the accelerated depreciation and the benefit of the early lease termination payment, and the gain on our sale of a corporate aircraft in fiscal year 2008. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2008 diluted earnings per share actual results and guidance on a comparable basis with our 2007 quarterly and fiscal year results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results and our stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the first quarter of 2008; new interpretations of current accounting rules; changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended February 3, 2008 and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 603 stores, seven mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	May 4, 2008	February 3, 2008	April 29, 2007
Assets
Current assets
Cash and cash equivalents	$26,838	$118,950	$117,363
Accounts receivable	60,413	48,052	43,630
Merchandise inventories - net	713,691	693,661	639,350
Prepaid catalog expenses	54,268	54,907	60,333
Prepaid expenses	42,720	32,276	37,450
Deferred income taxes	91,816	91,843	70,903
Other assets	8,404	10,086	7,126

Total current assets	998,150	1,049,775	976,155
Property and equipment - net	995,734	981,075	910,965
Non-current deferred income taxes	47,032	44,997	33,837
Other assets	18,626	18,007	16,369

Total assets	$2,059,542	$2,093,854	$1,937,326

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$177,341	$197,561	$156,088
Accrued salaries, benefits and other	82,505	95,383	83,254
Customer deposits	192,403	201,743	192,070
Income taxes payable	16,648	83,984	5,654
Current portion of long-term debt	14,734	14,734	15,772
Borrowings under line of credit	61,000	-	-
Other liabilities	16,642	18,129	17,538

Total current liabilities	561,273	611,534	470,376
Deferred rent and lease incentives	259,874	247,836	234,608
Long-term debt	11,238	11,238	12,822
Other long-term obligations	56,436	57,523	54,296

Total liabilities	888,821	928,131	772,102
Shareholders’ equity	1,170,721	1,165,723	1,165,224

Total liabilities and shareholders’ equity	$2,059,542	$2,093,854	$1,937,326

	Store Count					Average Leased Square Footage Per Store
Retail Concept	February 3, 2008	Openings	Closings	May 4, 2008	April 29, 2007	May 4, 2008	April 29, 2007
Williams-Sonoma	256	4	(4)	256	250	6,200	6,000
Pottery Barn	198	2	(2)	198	195	12,600	12,200
Pottery Barn Kids	94	-	-	94	93	7,900	7,900
West Elm	27	2	-	29	22	17,800	17,400
Williams-Sonoma Home	9	-	-	9	8	14,300	14,200
Outlets	16	1	-	17	16	20,900	20,200

Total	600	9	(6)	603	584	9,600	9,300

	Total Store Square Footage
	February 3, 2008			May 4, 2008	April 29, 2007
Total store selling square footage	3,575,000			3,624,000	3,376,000
Total store leased square footage	5,739,000			5,808,000	5,433,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED MAY 4, 2008 AND APRIL 29, 2007

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FIRST QUARTER
	2008		2007
	(13 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues

Retail revenues	$433,551	55.5%	$453,375	55.6%
Direct-to-customer revenues	348,233	44.5	362,676	44.4

Net revenues	781,784	100.0	816,051	100.0

Total cost of goods sold	505,565	64.7	514,081	63.0

Gross margin	276,219	35.3	301,970	37.0
Selling, general and administrative expenses	259,336	33.2	273,528	33.5

Earnings from operations	16,883	2.2	28,442	3.5
Interest (income) expense - net	(179)	-	(1,939)	0.2

Earnings before income taxes	17,062	2.2	30,381	3.7
Income taxes	6,615	0.8	12,231	1.5

Net earnings	$10,447	1.3%	$18,150	2.2%

Earnings per share:
Basic	$0.10		$0.16
Diluted	$0.10		$0.16
Shares used in calculation of earnings per share:
Basic	105,400		110,036
Diluted	107,114		112,355

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

THIRTEEN WEEKS ENDED MAY 4, 2008 AND APRIL 29, 2007

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2008	2007
	(13 Weeks)	(13 Weeks)
Cash flows from operating activities
Net earnings	$10,447	$18,150
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	37,132	34,425
Loss on disposal/impairment of assets	1,413	1,547
Amortization of deferred lease incentives	(7,852)	(6,837)
Deferred income taxes	(2,113)	(15,141)
Tax benefit from exercise of stock options	875	2,871
Stock-based compensation expense	6,556	6,009
Other	(416)	-
Changes in:
Accounts receivable	(13,039)	5,643
Merchandise inventories	(20,203)	(28,271)
Prepaid catalog expenses	639	(723)
Prepaid expenses and other assets	(9,180)	(8,175)
Accounts payable	(20,546)	(61,917)
Accrued salaries, benefits and other current and long term liabilities	(15,451)	26,640
Customer deposits	(9,266)	4,264
Deferred rent and lease incentives	19,996	4,454
Income taxes payable	(67,334)	(107,674)

Net cash used in operating activities	(88,342)	(124,735)

Cash flows from investing activities:
Purchases of property and equipment	(53,481)	(31,860)
Proceeds from insurance reimbursement	632	-
Other	(152)	(357)

Net cash used in investing activities	(53,001)	(32,217)

Cash flows from financing activities:
Repayments of long-term obligations	-	(81)
Net borrowings under line of credit	61,000	-
Net proceeds from exercise of stock options	(203)	13,633
Excess tax benefit from exercise of stock options	908	4,599
Payment of dividends	(12,210)	(11,072)
Repurchase of common stock	-	(9,764)

Net cash provided by (used in) financing activities	49,495	(2,685)

Effect of exchange rates on cash and cash equivalents	(264)	1,571
Net decrease in cash and cash equivalents	(92,112)	(158,066)
Cash and cash equivalents at beginning of period	$118,950	$275,429

Cash and cash equivalents at end of period	$26,838	$117,363

Exhibit 1

Reconciliation of 2008 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2008 Actual (13 Weeks)	Q2 2008 Guidance (13 Weeks)	Q3 2008 Guidance (13 Weeks)	Q4 2008 Guidance (13 Weeks)	FY 2008 Weighted Share Effect*	FY 2008 Guidance* (52 Weeks)
2008 GAAP Diluted EPS	$0.10	$0.15 - $0.19	$0.17 - $0.23	$1.03 - $1.09	-	$1.45 - $1.58
Benefit of Early Lease Termination Payment (Note 1)	<$0.05>	-	-	-	-	<$0.05>
Gain on Sale of Corporate Aircraft (Note 2)	-	<$0.09>	-	-	-	<$0.09>
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 3)	$0.05	$0.06 - $0.10	$0.17 - $0.23	$1.03 - $1.09	-	$1.31 - $1.44

	Q1 2007 Actual (13 Weeks)	Q2 2007 Actual (13 Weeks)	Q3 2007 Actual (13 Weeks)	Q4 2007 Actual (14 Weeks)	FY 2007 Weighted Share Effect**	FY 2007 Actual** (53 Weeks)
2007 GAAP Diluted EPS	$0.16	$0.23	$0.25	$1.15	<$0.03>	$1.76

	Q1 2008 Actual	Q2 2008 Guidance	Q3 2008 Guidance	Q4 2008 Guidance	Weighted Share Effect	FY 2008 Guidance
2008 % Increase / <Decrease> in GAAP Diluted EPS	<37.5%>	<34.8%> - <17.4%>	<32.0%> - <8.0%>	<10.4%> - <5.2%>	N/M	<17.6%> - <10.2%>
2008 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 3)	<68.8%>	<73.9%> - <56.5%>	<32.0%> - <8.0%>	<10.4%> - <5.2%>	N/M	<25.6%> - <18.2%>

* Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year. Due to the effect that the timing of share repurchases can have on the quarterly and year-to-date weighted average share count calculations, the company expects the year-to-date calculations of GAAP and non-GAAP diluted earnings per share in fiscal year 2008 may be less than the sum of the diluted earnings per share by quarter. Also, due to quarterly rounding to the nearest cent per diluted share, the sum of the quarters at the end of any quarter during the year may not equal the year-to-date total.

** Due to the effect that the timing of share repurchases had on the quarterly and year-to-date weighted average share count calculations, and the effect of rounding to the nearest cent per diluted share for the quarterly and year-to-date diluted earnings per share calculations, the year-to-date calculation of GAAP diluted earnings per share in fiscal year 2007 is less than the sum of the diluted earnings per share by quarter.

Note 1:	Early Lease Termination Payment – During the first quarter of 2008, we received an incentive payment from a landlord to compensate the company for terminating a store lease prior to its expiration, which resulted in a net benefit to first quarter earnings of approximately $0.05 per diluted share.

Note 2:	Gain on Sale of Corporate Aircraft – On May 16, 2008, we completed the sale of a corporate aircraft to a third party purchaser. The sale resulted in a gain of approximately $0.09 per diluted share and will be recorded within SG&A. Details of the transaction are disclosed in our Form 8-K filed with the Securities and Exchange Commission on May 22, 2008.

Note 3:	SEC Regulation G – Non-GAAP Information - This table includes one non-GAAP financial measure, 2008 Diluted Earnings Per Share Excluding Unusual Business Events. We believe that this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our quarterly and fiscal year 2008 diluted earnings per share actual results and guidance on a comparable basis with our 2007 quarterly and fiscal year results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.